SPECTRUM PHARMACEUTICALS, INC.
TERM SHEET FOR 2018 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD
Spectrum Pharmaceuticals, Inc. (the “Company”) hereby grants to the Participant named below Restricted Stock Units (the “RSUs”) covering the number of Shares specified below (the “Award”), under the Spectrum Pharmaceuticals, Inc. 2018 Long-Term Incentive Plan (the “Plan”). This Award is governed by the terms and subject to the conditions set forth in this Term Sheet, the Plan and the Plan’s Standard Terms and Conditions (the “Standard Terms and Conditions”), each as amended from time to time (the Term Sheet and the Standard Terms and Conditions, as in effect at the time of the execution of the Term Sheet, together constituting the “Award Agreement” between the Participant and the Company). This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Award Agreement. If the Award Agreement conflicts with the Plan, the Plan will control. Capitalized terms not explicitly defined herein are defined in the Plan.

Name of Participant:	#ParticipantName#
Grant Date:	#GrantDate#
Number of RSUs:	#QuantityGranted#
Vesting Commencement Date:	☐ Same as Grant Date ☐ Date: _ #GrantDate#_
Vesting/Issuance Schedule:	One Share will be issued for each vested RSU. The RSUs shall vest as follows: #VestingDateandQuantity#

By accepting this Term Sheet, Participant acknowledges that he or she has received and read, and agrees that this Award shall be subject to, the terms of the Award Agreement and the Plan.
IN WITNESS WHEREOF, the Company has caused this Restricted Stock Unit Award to be executed by its duly authorized officer.

SPECTRUM PHARMACEUTICALS, INC.

Thomas J. Riga
CEO & President

[Participant Signature page follows on the reverse side of this Term Sheet]

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing Restricted Stock Unit Award and agrees to the terms and conditions of the Award Agreement and the Plan, including, without limitation, the provisions of Section 16 of the Award Agreement which amend the terms of Participant’s Existing Stock Awards (as defined in the Award Agreement) and Employment Arrangements (as defined in the Award Agreement). The undersigned hereby acknowledges receipt of the attached Standard Terms and Conditions and that a copy of the Plan is available on the Company’s intranet.
PARTICIPANT

___#Signature#__________
Signature

SPECTRUM PHARMACEUTICALS, INC.
STANDARD TERMS AND CONDITIONS FOR
RESTRICTED STOCK UNIT AWARDS
These Standard Terms and Conditions apply to any Restricted Stock Units (“RSUs”) granted under the Spectrum Pharmaceuticals, Inc. 2018 Long-Term Incentive Plan (the “Plan”) that are evidenced by a Term Sheet or an action of the Committee that specifically refers to these Standard Terms and Conditions (the Term Sheet and the Standard Terms and Conditions, as in effect at the time of the execution of the Term Sheet, together constituting the “Award Agreement” between Participant and the Company) (the “Award”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.
1.TERMS OF RSUS
In consideration of Participant’s agreement to commence employment with and remain in the employ of the Company or any Affiliate, the Company has granted to the Participant named in the Term Sheet provided to Participant herewith the number of RSUs set forth in the Term Sheet. The Award represents the right to be issued, on a future date, the number of Shares that is equal to the number of RSUs indicated in the Term Sheet, subject to Participant’s satisfaction of the vesting conditions set forth therein.
2.    VESTING OF RSUs
    The RSUs shall vest, in accordance with the Vesting Schedule set forth in the Term Sheet, so long as Participant remains in Continuous Service with the Company. Unless otherwise determined by the Committee or set forth in a written agreement between Participant and the Company, in the event that Participant’s Continuous Service terminates for any reason, any portion of the RSUs that are unvested as of such termination date shall remain unvested and shall be immediately forfeited without any further action by the Company or the Participant.
    On or as soon as administratively practicable (and within thirty (30) days) following the date on which a portion of the RSUs covered by the Award Agreement vests (each, a “Vesting Date”), the Company will deliver to the Participant a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion) equal to the number of RSUs subject to the Award Agreement that vest on the applicable Vesting Date, subject to the satisfaction of any applicable tax withholding obligations; provided, however, that if, at the time of proposed settlement, the Participant is restricted from transacting in Shares due to Company policy, settlement shall be delayed until the Participant is no longer restricted from transacting in Shares or, if earlier, March 15 of the year following the year in which the Vesting Date occurred. No fractional RSUs or rights for fractional Shares shall be created pursuant to the Award Agreement.
2.NO RIGHTS AS A STOCKHOLDER
Until Shares are issued to Participant, Participant shall have no rights as a stockholder, including, but not limited to, the right to vote the Shares underlying the RSUs and the right to receive dividends or other distributions paid or made with respect to Shares. Participant shall receive no benefit or adjustment to the Award with respect to any cash dividend, stock dividend or other distribution unless the Committee makes an adjustment to the Award as provided in the Plan; provided, however, that this sentence shall not apply with respect to any Shares that are delivered to the Participant pursuant to the Award after such Shares have been delivered.
3.RESTRICTIONS ON RESALES OF AWARD SHARES
The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Shares issued as a result of the vesting of RSUs awarded pursuant to the Award Agreement, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other stockholders, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers or (d) restrictions under Applicable Law.
4.INCOME TAXES

Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of the acquisition of the Shares underlying the Award. Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the vesting of RSUs or disposition of any Shares issued as a result of the vesting of RSUs. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied, and if such obligations are not satisfied by the earlier of (a) the date required by the Board or (b) March 15 of the year following the year in which vesting of such underlying Shares occurred, all such rights with respect to such RSUs and underlying Shares shall be forfeited without compensation.
Participant may elect to satisfy any tax withholding obligation (a) in cash, (b) with the consent of the Committee, by requesting that the Company withhold a net number of vested Shares otherwise issuable pursuant to the RSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the tax withholding obligation of the Company based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes, or (c) through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to the Shares issuable pursuant to the RSUs then vesting and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the tax withholding obligation; provided that payment of such proceeds is then made to the Company at such time as may be required by the Committee, but in any event not later than the settlement of such sale.
Unless Participant elects to satisfy the tax withholding obligation by one of the means described in clauses (a) or (c) above, or any other method permitted by the Plan, the Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the RSUs as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes.
5.TRANSFERABILITY OF RSUs
Except as required by Applicable Law, the RSUs shall not be assignable, alienable, saleable, or transferable by Participant except by will or by the laws of descent and distribution provided, however, that Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant with respect to the RSUs on the death of Participant. The RSUs may not be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company.
Notwithstanding the foregoing, Participant may transfer some or all of the RSUs to one or more “family members,” which is not a “prohibited transfer for value,” provided that (a) the Participant (or such Participant’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the RSUs; (b) the Participant shall notify the Company in writing that such transfer has occurred and disclose to the Company the name and address of the “family member” or “family members” and their relationship to Participant, and (c) such transfer shall be effected pursuant to transfer documents in a form approved by the Committee. For purposes of the foregoing, the terms “family members” and “prohibited transfer for value” have the meaning ascribed to them in the General Instructions to form S-8 (or any successor form) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
6.REPRESENTATIONS AND WARRANTIES
Participant acknowledges that Applicable Law may require the placement of certain restrictive legends upon the Shares issued upon vesting of RSUs, and Participant hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company may deem necessary or advisable.
Participant acknowledges that he or she shall be solely responsible for the satisfaction of any taxes or interest or other consequence that may arise pursuant to the RSUs (including taxes arising under Section 409A (as defined below)), and neither the Company nor the Committee nor anyone other than Participant, or his or her estate or beneficiaries, shall have any obligation whatsoever to pay such taxes or interest or to otherwise indemnify or hold Participant harmless from any or all of such taxes. Notwithstanding any other provision of the Plan or this Award Agreement, if the Participant is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), then the Plan, the Award and this Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Award Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
7.THE PLAN AND OTHER AGREEMENTS
In addition to the Award Agreement, the Award shall be subject to the terms of the Plan, which are incorporated into the Award Agreement by this reference. A copy of the Plan, and the accompanying prospectus is available at the Company’s intranet site.
The Award Agreement and the Plan constitute the entire understanding between Participant and the Company regarding the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded.
8.NO EMPLOYMENT RIGHT
Nothing in the Plan, in the Award Agreement or any other instrument executed pursuant to the Plan shall confer upon Participant any right to continue in the Company’s employ nor limit in any way the Company’s right to terminate Participant’s Continuous Service at any time for any reason.
9.GENERAL
In the event that any provision of the Award Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the Award Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
Section headings are inserted solely for convenience of reference, and shall not constitute a part of the Award Agreement, nor shall they affect its meaning, construction or effect.
Except as otherwise provided in the Award Agreement or in the Plan, every covenant, term, and provision of the Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.
The Award Agreement may be modified or amended at any time, in accordance with the Plan and provided that Participant must consent in writing to any modification that would impair his or her rights under the Award Agreement provided that no such consent shall be required with respect to any modification if the Committee determines in its sole discretion that such modification either (a) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to Applicable Law or to meet the requirements of any accounting standard, or (b) is not reasonably likely to significantly diminish the benefits provided under such Award.
10. “MARKET STAND-OFF” CONDITIONS
Participant agrees that, if requested by the Company, Participant will not sell or otherwise transfer or dispose of any Shares issued to Participant pursuant to the Award without the prior written consent of the Company during such period of time.
11.INTERPRETATION
This Award is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. The Committee shall have the power to interpret the Plan and the Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan and the Award Agreement as are consistent therewith and to interpret or revoke any such rules. Any action, decision, interpretation or determination by the Committee shall be final, binding and conclusive on the Company and Participant. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Award Agreement, or the Award.
12.NOTICES

Any notice, demand or request required or permitted to be given under the Award Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: Legal Department, and if to Participant, at his or her most recent address as shown in the employment or stock records of the Company.
13.GOVERNING LAW
The validity, construction, interpretation, and effect of this Award shall be governed by and determined in accordance with the laws of the State of Delaware, regardless of the law that might be applied under principles of conflicts of laws.
14.COUNTERSIGNATURE
The Term Sheet may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument, and is incorporated herein.
15.Section 409A
Notwithstanding any other provision of the Plan or the Award Agreement, the Plan and the Award Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Committee may, in its discretion, adopt such amendments to the Plan or the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A.
This Award is not intended to provide for any deferral of compensation subject to Section 409A, and, accordingly, the Shares issuable pursuant to the RSUs hereunder shall be distributed to Participant no later than the later of: (a) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such RSUs are no longer subject to a substantial risk of forfeiture, and (b) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.
16.AMENDMENT OF ACCELERATED VESTING OF EXISTING EQUITY AWARDS UNDER AWARD AGREEMENTS AND EMPLOYMENT AGREEMENT
If (a) Participant has previously been granted any equity awards by the Company under the Plan or any other equity plan maintained by the Company (collectively, the “Equity Plans”) that remain outstanding on the date on which Participant accepts this Award (such awards, the “Existing Stock Awards”), and (b) (i) any award agreement evidencing any such Existing Stock Award (each an “Existing Stock Award Agreement”) provides that it will vest upon the occurrence of a Change in Control (or any similar term used in any such agreement) (without regard to any termination of Continuous Service) (“Single-Trigger Accelerated Vesting”), and/or (ii) any employment or severance agreement with the Company (an “Existing Employment Arrangement”) provides for Single-Trigger Accelerated Vesting of Participant’s Existing Stock Awards, Participant’s acceptance and agreement to the terms of this Award constitutes Participant’s consent to the amendment of each Existing Stock Award Agreement and Participant’s Existing Employment Arrangements, effective as of April 10, 2023, to remove the Single-Trigger Accelerated Vesting. To the extent Participant is a party to an Existing Employment Arrangement with the Company that provides for accelerated vesting of this Award and any Existing Stock Awards upon certain terminations of Continuous Service following a Change in Control (or any similar term used in any such agreement) (“Double-Trigger Accelerated Vesting”), such Double-Trigger Accelerated Vesting provisions shall continue to apply to this Award, Participant’s Existing Stock Awards and any future equity awards granted by the Company to Participant under any Equity Plan.

This Section 16 constitutes an amendment of Participant’s Existing Stock Award Agreements and any Existing Employment Agreement and will be deemed a part of the Existing Stock Award Agreements evidencing Participant’s previously-granted Stock Awards and any Existing Employment Arrangement. Except as set forth in this Paragraph 16, all of the remaining terms of Participant’s Existing Stock Award Agreements and Participant’s Existing Employment Arrangements remain unchanged and in full force and effect.

Nothing in this Section 16 shall prevent the Committee from, in its sole discretion, approving the accelerated vesting of this Award in connection with a Change in Control. In the event a Change in Control occurs prior to April 10, 2023, the Single-Trigger Accelerated Vesting shall continue to apply in accordance with the Existing Stock Award Agreements and Existing Employment Arrangements.